Nash Finch Company
EXECUTIVE OFFICES

PO BOX 355, MINNEAPOLIS, MINNESOTA 55440-0355

NEWS

RELEASE

DISTRICT COURT AFFIRMS NASH FINCH CONVERTIBLE NOTE CONVERSION RATE ADJUSTMENT

MINNEAPOLIS – June 2, 2008 — Nash Finch Company (Nasdaq: NAFC), a leading national food distributor, announced today that the Hennepin County District Court issued an order holding that Nash Finch properly adjusted the conversion rate on its Senior Subordinated Convertible Notes due 2035 (“Notes”) after the Company increased the amount of dividends it paid to its shareholders. Noting that “Nash Finch’s interpretation of the Conversion Rate adjustment provision is consistent with the Offering Memorandum and the reasonable expectation of the sophisticated investor,” the Court ordered the Trustee of the Notes to execute the Supplemental Indenture which cured any ambiguity regarding the calculation of the conversion rate adjustments following the Company’s increase in quarterly dividends. The Court also dissolved the Temporary Restraining Order, finding that the execution of the Supplemental Indenture obviated any default noticed by the investors.

In September, 2007, Nash Finch received a purported notice of default from certain hedge funds who are beneficial owners purporting to hold at least 25% of the aggregate principal amount of the Notes. The hedge funds alleged in the notice that Nash Finch was in breach of Section 4.08(a)(5) of the Indenture which provides for an adjustment of the conversion rate on the Notes in the event of an increase in the amount of certain cash dividends paid to holders of Nash Finch’s common stock. In response, Nash Finch filed a petition asking the Hennepin County District Court to determine that Nash Finch properly adjusted the conversion rate on its Notes and to direct the Trustee to execute the Supplemental Indenture. The Court earlier granted Nash Finch’s request for a Temporary Restraining Order that prevented the hedge funds from declaring a default while the litigation was pending. In its ruling today, the Court granted Nash Finch’s Petition in all respects.

“Today’s court ruling makes clear that we properly calculated the conversion adjustments to the convertible notes when we increased the amount of dividends we pay to our shareholders,” said Alec Covington, President and Chief Executive Officer of Nash Finch. “We are pleased that the Court upheld our original conversion rates, and that the hedge funds attempt to achieve a financial gain beyond what they were due was not successful.”

About Nash Finch
Nash Finch is a Fortune 1000 company and one of the leading food distribution companies in the United States. Nash Finch’s core business, food distribution, serves independent retailers and military commissaries in 31 states, the District of Columbia, Europe, Cuba, Puerto Rico, the Azores and Egypt. The Company also owns and operates a base of retail stores, primarily supermarkets under the Econofoods(R), Family Thrift Center(R) and Sun Mart(R) trade names. Further information is available on the Company’s website, www.nashfinch.com.

CONTACT: Robert Dimond, 952-844-1060